CALIFORNIA SUITABILITY REPRESENTATION

The undersigned purchaser of Common Stock of Sputnik, Inc. pursuant to a Prospectus dated _____________, being duly sworn, does hereby swear and affirm as follows:

I have read the section entitled “California Suitability Standards” set forth in the Prospectus; I and my advisers, if such advisors were deemed necessary, have determined that I meet one of the suitability standards required by California; and I have checked the Suitability Standard I meet set forth below.

___ I have a minimum net worth of at least $75,000 and had minimum gross income of $50,000 during the last tax year and will have (based on a good faith estimate) minimum gross income of $50,000 during the current tax year and the investment does not exceed 10 percent of my net worth.

___ I have a minimum net worth of $150,000 and the investment does not exceed 10 percent of my net worth.

___ I am a “small investor” who, including the proposed purchase of the securities offered in the Prospectus, has not purchased more than $2,500 of securities issued or proposed to be issued by Sputnik, Inc. in the 12 months preceding the proposed sale of securities under the Prospectus.

___ I am a small investor that is an individual retirement plan of an individual and an individual retirement account of an individual who, including the proposed purchase of the securities offered in the Prospectus, has not purchased more than $2,500 of securities issued or proposed to be issued by Sputnik, Inc. in the 12 months preceding the proposed sale of securities under the Prospectus.

For purposes of California Rule 260.140.01(e), net worth shall be determined exclusive of homes, home furnishings and automobiles. Assets included in the computation of net worth shall be valued at not more than fair market value.  The term "small investor" as defined in California Rule 260.140.01(e) means either: an individual (which includes both a husband and wife counted as a single individual); or a self-employed individual retirement plan of an individual or an individual retirement account of an individual.

In witness hereof, the undersigned, being duly sworn, has duly executed this California Suitability Representation this ________ day of _________________, 2006 in the city of _______________, state of California.

Signature: ___________________________

Print Name:  _________________________

Notary Acknowledgement

Personally appeared before me ____________________________, who presented a valid, picture I.D. consisting of a driver's license, a state non-driver's ID, or a current passport; or a) one credible witness known to the notary and the signer (who has picture I.D.) or b) two credible witnesses unknown to the notary and known to the signer (who have picture I.D.) who represented that he/she understands this California Suitability Representation and executed this California Suitability Representation in my presence this ________ day of _________________, 2006 in the city of _______________, state of California.

Notary Signature:  _________________________